                                                                    Exhibit 99.1

                                [GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

Contact:  Beverly Tkaczenko @ 800.476.0569

CAPRIUS SELLS ITS INTEREST IN REHABILITATION CENTER

Wilmington, MA - March 12, 1999 - Caprius, Inc. (Nasdaq: CAPR) announced today that it has concluded a transaction for the transfer of its interest in its Rehabilitation Center to a limited liability company headed by Dr. Mitchell Clionsky, the current Chief Operating Officer of the Center. Under the terms of the agreement, the Company's interest will be transferred over time as payments totaling $900,000 are made. $850,000 of this sum shall be paid on or before July 1, 1999. In addition, the acquiring group shall assume certain liabilities totaling approximately $400,000 and will be entitled to 10% of any financial recovery obtained from a pending lawsuit by the Company against the principal of the former owner of the center.

A decision handed down late last week by the Massachusetts Supreme Judicial Court, Dominguez versus Liberty Mutual Insurance Company, cast a potentially detrimental effect on the rehabilitation centers' prospects and a negative impact on the value of the account receivables. The Court decision affects rehabilitation services supplied to motor vehicle accident victims where no fault insurance laws apply, as in Massachusetts. The uncertainty generated by this decision coupled with a financial obligation to pay a note for which the center was obligated militated towards a swift conclusion of the transaction.

The transfer price of $900,000 will be used in part to pay a balance of approximately $360,000 to the former owner of the Center, which is the remaining amount due from the Company's acquisition of its interest in the Rehabilitation Center.

The Company further announced that a hearing has been scheduled in late April by Nasdaq to review the Company's plans and prospects to avoid delisting.

Safe Harbor Statement:

The statements made in this press release that are not historical fact are "forward-looking statements" which are based upon current expectations that include a number of risks and uncertainties. Factors that could cause actual results to differ materially from the forward -looking statements include meeting ordinary and customary closing conditions, delays in product development, lack of market acceptance of technology, technological innovations of competitors and changes in health care regulations, including reimbursement programs.

                                       ###

                                  CAPRIUS, INC.

Wilmington, MA                                              Fort Lee, New Jersey


                                       -1-